Exhibit 10.34(b)

SECURITY ESCROW AGENCY AGREEMENT

THIS AGREEMENT is made as of the 7th day of June, 2021.

B E T W E E N:

TSX TRUST COMPANY, a trust company existing under the laws of Canada (the “Escrow Agent”),

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Bespoke Sponsor Capital LP, a Cayman Islands limited partnership (“Sponsor”),

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Vintage Wine Estates, Inc., a Nevada corporation (“Parent”),

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Vintage Wine Estates, Inc., a California corporation (the “Company” and, together with the Parent and Sponsor, sometimes referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS, Parent, VWE Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, the Company, and Darrell D. Swank (“Stockholder Representative”) have entered into that certain Transaction Agreement, dated as of February 3, 2021 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 1.2(b)(ii) of the Transaction Agreement, Parent shall deposit 1,000,002 common shares of Parent (the “Adjustment Escrow Shares”) into an escrow account (the “Escrow Account”) to be held in accordance with the terms of the Transaction Agreement and this Agreement;

WHEREAS, the Adjustment Escrow Shares shall be held in escrow by the Escrow Agent pursuant to the terms of this Agreement and the Transaction Agreement;

WHEREAS, Sponsor, Company, and Escrow Agent have entered into that certain Depositary Agreement of even date herewith (the “Depositary Agreement”) pursuant to which the Escrow Agent has established an account for the purpose of receiving common shares of Parent payable under the Transaction Agreement;

WHEREAS the foregoing statements of fact and recitals are made by the parties hereto other than the Escrow Agent;

AND WHEREAS the Escrow Agent is willing to act as the escrow agent hereunder and to hold, administer and distribute the securities deposited with it in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the foregoing and the representations, warranties, covenants and conditions contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties each intending to be legally bound, agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

The terms used herein shall have the following meanings:

(a)	“Agreement”, “this Agreement”, “the Agreement”, and similar expressions mean this escrow agreement;

(b)

“Business Day” means each day other than a Saturday, Sunday, a statutory holiday in the City of Toronto, Ontario or New York, New York or any day on which the principal chartered banks located in the City of Toronto, Ontario or New York, New York are not open for business during normal banking hours.

1.2	Number and Gender.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.3	Interpretation not Affected by Headings.

The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Force majeure.

No party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this section.

1.5	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

ARTICLE TWO

ESCROW PROVISIONS

2.1	Appointment of Escrow Agent.

The Company, Parent, and Sponsor hereby appoint the Escrow Agent to serve as escrow agent and the Escrow Agent hereby agrees to act as escrow agent in accordance with the terms of this Agreement.

2.2	Delivery into Escrow.

At the Effective Time, Parent shall deliver, or cause to be delivered the Adjustment Escrow Shares to the Escrow Agent, to be held in the Escrow Account. The Escrow Agent will hold the Adjustment Escrow Shares, together with any dividend or other distribution paid on such Adjustment Escrow Shares, as applicable (the “Escrow Dividends”), in escrow for the Company Shareholders or the Sponsor, as applicable, and will administer and disburse the Adjustment Escrow Shares and the Escrow Dividends, if any, in accordance with the terms of this Agreement.

The Escrow Agent shall have no liability or responsibility for any property until it is in fact received by the Escrow Agent.

2.3	Holding of Adjustment Escrow Shares.

The Escrow Agent will hold the Adjustment Escrow Shares as a book-entry position registered in the name of “TSX TRUST COMPANY, as Escrow Agent for the former shareholders of Vintage Wine Estates, Inc., a California corporation” until any such Adjustment Escrow Shares are to be (i) released and re-registered by the Escrow Agent to the Company Shareholders, or (ii) otherwise released and re-registered to Sponsor, in each case, in accordance with the terms of this Agreement and the Transaction Agreement. For the avoidance of doubt, no Adjustment Escrow Shares will be released to any Company Shareholder unless such Company Shareholder has previously submitted a Letter of Transmittal in accordance with the terms of the Depositary Agreement.

The parties hereby agree that the Adjustment Escrow Shares and the beneficial ownership of, or any interest in them shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with except as may be required by reason of the death or bankruptcy of any security holder, in which cases the Escrow Agent shall hold said Adjustment Escrow Shares subject to this agreement, for whatever person, firm or corporation shall be legally entitled to be or become the registered owner thereof, provided such person, firm or corporation shall agree to be bound by the terms of this agreement.

2.4	Release of Adjustment Escrow Shares.

The Parties hereby direct the Escrow Agent to retain the Adjustment Escrow Shares and not to do or cause anything to be done to release the same from escrow or to allow any transfer, hypothecation or alienation thereof except in accordance with the terms of this Agreement.

When all or any portion of the Adjustment Escrow Shares are required to be released under the Transaction Agreement, Sponsor and Parent shall deliver joint written instructions to the Escrow Agent (a “Release Notice”), in accordance with Section 2.7(f) of the Transaction Agreement and as further detailed in Section 3.12 of this Agreement. The Parties agree that the Adjustment Escrow Shares shall not be subject to attachment by any creditor (including any creditor of any party to the Transaction Agreement).

2.5	Dividends

The Escrow Agent does not own or have any interest in the Adjustment Escrow Shares or any Escrow Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Adjustment Escrow Shares and any Escrow Dividends in accordance with the terms and conditions set forth herein.

Any Escrow Dividends shall be distributed to and held by the Escrow Agent, and shall be disbursed by the Escrow Agent together with and when the Adjustment Escrow Shares, on which such Escrow Dividend was distributed are released, to the Company Shareholders or the Sponsor, as applicable, in accordance with the terms of this Agreement and the Transaction Agreement. For the avoidance of doubt, any release or distribution of the Adjustment Escrow Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrow Dividends, if any, with respect to such released Adjustment Escrow Shares.

Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Dividends in a non interest-bearing bank account” with a Canadian Schedule 1 bank.

2.6	Voting Rights

With respect to the Adjustment Escrow Shares, Sponsor shall hold all voting and economic rights with respect to such Adjustment Escrow Shares while such Adjustment Escrow Shares remain deposited with the Escrow Agent. For so long as such Adjustment Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Adjustment Escrow Shares solely as directed in writing by Sponsor and the Escrow Agent shall be fully protected hereunder in acting solely on the instruction of Sponsor. If Sponsor does not provide direction to the Escrow Agent with regards to voting the Adjustment Escrow Shares then such shares will not be voted.

2.7	No Fractional Shares

No fractional common shares of the Parent will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

ARTICLE THREE

RIGHTS AND DUTIES OF THE ESCROW AGENT

3.1	Rights and Duties of Escrow Agent.

The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted excepting only direct loss caused by its own gross negligence, wilful misconduct, fraud or bad faith. Under no circumstances shall the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable.

3.2	Experts and Advisers.

The Escrow Agent may appoint such agents and employ or retain such counsel, accountants, engineers, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties and determining its duties, obligations and rights hereunder and may pay reasonable remuneration for all services performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct on the part of any of them. The Parent shall pay or reimburse the Escrow Agent for any fees, expenses and disbursements of such counsel, advisors, agents or other experts.

3.3	Reliance on Experts.

(a) The Escrow Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any agent, counsel, accountant, engineer, appraiser or other expert or adviser, retained or employed by the parties hereto or the Escrow Agent, in relation to any matter arising in the performance of its duties under this Agreement.

(b) The Escrow Agent may act and rely, and shall be protected in acting and relying, upon any judgment, order, notice, demand, direction, instruction, certificate or other instrument, paper or document which may be submitted to it in connection with its duties hereunder and the directions incorporated therein and which is believed by the Escrow Agent to be genuine and signed or presented by the proper person(s), not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine. The Escrow Agent shall in no way be bound to call for further evidence (whether as to due execution, validity or effectiveness, or the jurisdiction of any court, or as to the truth of any fact), and shall not be responsible for any loss that may be occasioned by its failing to do so. The Escrow Agent shall have the right not to act and shall not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment by the Escrow Agent.

3.4	Indemnity.

(a) In addition to and without limiting any other protection of the Escrow Agent hereunder or otherwise by law, the Company, the Sponsor and the Parent, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and its officers, directors, employees and agents and former officers, directors, employees, and agents harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Escrow Agent, whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Escrow Agent in connection with its acting as Escrow Agent hereunder unless arising from the gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent. Notwithstanding any other provision hereof, this indemnity shall survive the removal or resignation of the Escrow Agent and the termination of this Agreement.

(b) In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Adjustment Escrow Shares, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto or from a third person with respect to any matter arising pursuant to this Agreement which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action authorized and directed hereunder, and in so doing, the Escrow Agent shall not be or become liable in any way to the parties hereto for its failure or refusal to comply with such claims or demands, until it shall be authorized or directed in writing by the parties hereto. None of the provisions contained in this Agreement or any supplement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers.

3.5	Remuneration.

The Parent agrees to pay the Escrow Agent’s fees in advance, as agreed between the Escrow Agent and the Parent, for its services hereunder and shall pay or reimburse the Escrow Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in the administration of its duties hereunder (including, without limitation, legal fees and expenses and the reasonable compensation and disbursements of all other advisers, agents and assistants not regularly in its employ). The parties hereto agree that if the payment of any of the Escrow Agent’s fees, expenses and disbursements is in arrears then the Escrow Agent has the right to withhold the full or partial release of the Adjustment Escrow Shares. The parties hereto further agree that any residual fees or expenses incurred by the Escrow Agent after termination of the Agreement will be reimbursed by the Parent.

3.6	Validity of Certificates, etc.

The Escrow Agent shall be protected in acting and relying upon any Release Notice, notice, request, waiver, consent, receipt, direction, instruction, affidavit or other paper, writing or document (collectively referred to as “Documents”) furnished to it and purporting to have been executed or issued by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Documents in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine.

3.7	Anti-Money Laundering.

(a) Each party to this Agreement (in this paragraph referred to as a “representing party”), other than the Escrow Agent, hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party, or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Escrow Agent a declaration, in the Escrow Agent’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party.

(b) The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, economic sanctions, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Escrow Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days’ written notice to the parties hereto provided: (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10-day period, then such resignation shall not be effective.

3.8	Resignation and Replacement of the Escrow Agent.

The Escrow Agent may resign and be discharged from all further duties and obligations hereunder by giving to the parties hereto thirty (30) days’ written notice or such shorter notice period as may be agreed between the parties hereto and the Escrow Agent. In the event of the Escrow Agent resigning, the Company and the Parent shall forthwith appoint a new escrow agent. Any new escrow agent appointed pursuant to the provisions of the section shall be a corporation authorized to carry on the business of an escrow agent in the Province of Ontario or in the United States of America. On any new appointment, the new escrow agent shall be vested with the same powers, rights, duties and obligations as if it had been originally named herein as escrow agent, without any further assurance, conveyance, act or deed. The Escrow Agent, upon receipt of payment for any outstanding amounts for its services and expenses then unpaid, shall transfer, deliver and pay over to such successor escrow agent, who shall be entitled to receive, all cash and property on deposit with such predecessor hereunder.

3.9	Merger or Amalgamation of Escrow Agent.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any corporation into or with which the Escrow Agent may be merged, consolidated or amalgamated, or to which all or substantially all of its corporate trust business is sold or otherwise transferred or any corporation resulting therefrom, or any corporation succeeding to the trust business of the Escrow Agent, shall be the successor to the Escrow Agent hereunder without any further act on the Escrow Agent’s part or any of the parties hereto.

3.10	Escrow Agent Not a Trustee.

No trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as a trustee.

3.11	Entire Agreement.

This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into the agreement against the Escrow Agent, including any agreement referred to in this Agreement to which the Escrow Agent is not a party.

3.12	Release Notices.

(a) The Escrow Agent shall disburse the Adjustment Escrow Shares only in accordance with the Release Notice. Each such Release Notice shall set forth in reasonable detail the event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Adjustment Escrow Shares to be released and the party to whom they should be re-registered and delivered) and the Parent will direct in the Release Notice if any restrictive legends are to be placed onto the Adjustment Escrow Shares that are to be released.

(b) If the Adjustment Escrow Shares are to be released to the Company Shareholders (as opposed to a release to Sponsor), the specified number of Adjustment Escrow Shares (and the applicable portion of the Escrow Dividends) shall be released to the Company Shareholders pursuant to the terms of this Agreement and such Release Notice directing disbursement shall provide the detail necessary for delivery of the Adjustment Escrow Shares (and the applicable portion of the Escrow Dividends) to the Company Shareholders by the Escrow Agent, including such Company Shareholder’s pro-rata share of the Adjustment Escrow Shares, without further action by the Parties.

(c) If the Transaction Agreement requires that all or any portion of the Adjustment Escrow Shares are to be released to Sponsor, then the Release Notice shall specify the number of Adjustment Escrow Shares to be released and re-registered to Sponsor (and the applicable portion of the Escrow Dividends).

(d) During the period from the date of this Agreement until the date upon which all of the Adjustment Escrow Shares have been released, Sponsor, Parent, and/or Company, as applicable and pursuant to Section 2.7(f) of the Transaction Agreement, agree to promptly and jointly issue all applicable Release Notices pursuant to the terms of Section 2.7(f) of the Transaction Agreement (and in accordance with Section 3.12 of this Agreement). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Transaction Agreement, then, as between Sponsor, Parent, and the Company, the terms of the Transaction Agreement shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 3.13 below).

(e) Within three (3) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements and any other documents required to complete the releases, the Escrow Agent shall release, re-register and deliver, (i) if to the Company Shareholders, to the Company Shareholders pursuant to the delivery instructions contained in such Release Notice for each Company Shareholder, a direct registration system advice representing such Company Shareholder’s pro-rata share of the Adjustment Escrow Shares and (ii) if to the Sponsor, as designated in the applicable Release Notice, a direct registration system advice representing the number of Adjustment Escrow Shares set forth in such Release Notice.

3.13	Disbursement and Termination.

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Adjustment Escrow Shares as follows:

(a) Disbursement. The Escrow Agent shall disburse the Adjustment Escrow Shares and Escrow Dividends in accordance with the terms of this Agreement.

(b) Escrow Termination Date. Subject to the provisions of Section 3.4, this Agreement shall terminate after all of the Adjustment Escrow Shares and Escrow Dividends have been released from the Escrow Account.

(c) Records. The Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

ARTICLE FOUR

GENERAL

4.1	Notice.

Any notice, demand or other communication shall be in writing addressed as follows:

If to Company:
Vintage Wine Estates, Inc.
205 Concourse Boulevard
Santa Rosa, CA 95403
Attention: Patrick Roney
E-mail: pat@vintagewineestates.com
with copies to:
Foley & Lardner LLP
321 North Clark Street, Suite 3000 Chicago, IL 60654 Attention: Patrick Daugherty E-mail: pdaugherty@foley.com
If to Sponsor or Parent:
Bespoke Capital Partners 115 Park Street, 3rd Floor London, W1K 7AP, United Kingdom Attention: Mark Harms Email: mark.harms@bespokecp.com with copies to counsel to:
Jones Day 250 Vesey Street New York, NY 10281 Attention: Robert A. Profusek Julia V.S. Feldman E-mail: raprofusek@jonesday.com jfeldman@jonesday.com

if to the Escrow Agent:	TSX Trust Company 301 – 100 Adelaide Street West Toronto, Ontario M5H 4H1
Attention: Vice President, Trust Services Facsimile: (416) 361-0470 Email: tmxestaff-corporatetrust@tmx.com and any such notice delivered in accordance with the foregoing shall be deemed to have been received and given on the date of delivery or, if mailed, on the fifth Business Day following the date of mailing such notice or, if faxed or transmitted by other electronic means, on the next Business Day following the date of transmission.

The Company, the Escrow Agent or the Sponsor, as the case may be, may from time to time notify the other parties in the manner provided in this Article of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Company or the Escrow Agent or the Security Holder, as the case may be, for all purposes of this agreement.

If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees any notice to be given to the Escrow Agent or the Company or the Security Holder hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered, or sent by email or facsimile transmission

4.2 Representation.

Each party represents that it has the power and authority to enter into and perform its obligations under this Agreement, that the person or persons signing this Agreement on behalf of the named party are properly authorized and empowered to sign it and that the Agreement is valid and binding on the party and enforceable against the party in accordance with its terms.

4.3 Severability.

If any provision of this Agreement or portion thereof or the application thereof to any person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other person or circumstance shall not be affected thereby; and (b) the parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

4.4 [Intentionally Omitted].

4.5 Amendment.

No provision of this Agreement shall be deemed waived, amended or modified by any party unless such waiver, amendment or modification is in writing and signed by the parties hereto.

4.6 Counterparts.

This Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission or in PDF format delivered by email. Each counterpart, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4.7 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as may be otherwise specifically provided herein, no assignment shall be made of this Agreement without the prior written consent of the parties hereto.

4.8 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and any actions, proceedings, claims or disputes regarding it shall be resolved by the courts in that province.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above by their duly authorized signing officers.

Bespoke Sponsor Capital LP, a Cayman Islands limited partnership		TSX TRUST COMPANY

By: Bespoke Capital Partners, LLC, Its General Partner

By:	/s/ Mark Harms	By:	/s/ Donald Crawford

Name:	Mark Harms	Name:	Donald Crawford
Title:	Managing Member	Title	Senior Trust Officer

By:	/s/ Geralyn Krowles

Name:	Geralyn Krowles
Title:	Vice President, Corporate Trust

Vintage Wine Estates, Inc., a Nevada corporation

By:	/s/ Mark Harms

Name:	Mark Harms
Title:	Authorized Signatory

Vintage Wine Estates, Inc., a California corporation

By:	/s/ Patrick Roney

Name:	Patrick Roney
Title:	Chief Executive Officer